Exhibit 4.16

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), is made and entered into on September 18, 2022, by and between BYND CANNASOFT ENTERPRISES INC., a company formed in the Province of British Columbia (incorporation number BC1296808) with its business address at 2264 East 11th Avenue Vancouver, BC V5N 1Z6 (the “Company”), and CARMEL ZIGDON with an address at Belinson 9 Tel Aviv Israel (“Carmel”).

WHEREAS	Carmel created and developed a certain intellectual property, supported by pending patent applications, of a technology and devices designed to have a therapeutic vaginal effect (as detailed in Schedule “A” hereto) (the “IP”) and was the sole and exclusive owner of the IP and any and all proprietary rights pertaining thereto; and

WHEREAS	Carmel transferred, assigned and conveyed the IP to ZIGI CARMEL INITIATIVES & INVESTMENTS LTD a company organized, registered and existing in good standing under the laws of the state of Israel (Company # 516678484) with its business address at Belinson 9 Tel Aviv Israel (“ZCI”), of which Carmel owns the entire issued and outstanding share capital; and

WHEREAS	the Company desires to acquire from Carmel, and Carmel agrees to sell to the Company, any and all shares of ZCI owned by him (constituting the entire issued and outstanding share capital of ZCI) (the “ZCI Shares”) in consideration of the allotment and issuance of previously unissued common shares of the Company to Carmel as provided for herein (the “Transaction”); and

WHEREAS	Carmel agrees to sell the ZCI to the Company in exchange for the Consideration (hereinafter defined).

NOW, THEREFORE, the parties agree as follows:

1.	Interpretation; Definitions

1.1.	The recitals above and schedules hereto constitute an integral part hereof.

1.2.	The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

1.3.	Capitalized terms used in this Agreement and not otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement.

1.4.	In this Agreement, “Party” shall mean either the Company or Carmel and “Parties” shall mean both.

2.	The Transaction

2.1.	On and subject to the terms and conditions of this Agreement, Carmel hereby agrees to sell, assign, transfer and convey the ZCI Shares to the Company and the Company, hereby agrees to acquire, purchase, and receive the ZCI Shares from Carmel against the Consideration (as defined below) and any and all additional terms and conditions provided for herein.

3.	Consideration

In consideration for the sale and transfer of the ZCI Shares by Carmel to the Company (the “Consideration”), the Company hereby undertakes:

3.1.	To issue to Carmel 7,920,000 common shares of the Company without par value (the “BYND Shares”) at a deemed price of 4.735 CAD $ per BYND Share based on share price on 25.08.2022 with an affective discount of 15 % on the share price all according to price protection confirmation from the CSE as given on 26.08.2022; and

3.2.	To pay Carmel an amount of US$100,000 (one hundred thousand US$) covering his legal and other costs and expenses incurred in connection of the IP and the Transaction; and

3.3.	To take all actions pertaining to the registration of the BYND Shares as provided in Section 5 below; and

3.4.	To take, as soon as practicable, to take all actions required under the Company’s Articles and under any statutory provisions to appoint Carmel as a full member of the Company’s board of directors (the “Board”). Witch will give him the right of 1 (one) vote rights in the board, Carmel agrees to complete and execute such documents, and do such things, as are necessary or as reasonably requested by the Company, in connection with his appointment as a director of the Company.

4.	Closing

Subject to the pre-approval of the Company’s BOD the closing of the Transaction contemplated herein (the “Closing”) shall take place at the offices of Carmel’s legal counsel Spigelman, Koren. Zamir & Co. of 20 Lincoln St., Tel Aviv on 22.09.2022 (the “Closing Date”). At the Closing, the following actions shall take place:

4.1.	Carmel shall deliver to the Company (I) a deed of transfer of shares, under which Carmel shall sell, sell, transfer and convey all the ZCI Shares to the Company, in the form attached hereto as Schedule “C”; (II) resignation letters of all of ZCI’s directors.

4.2.	Carmel shall deliver to the Company a certificate dated as of the Closing Date signed by Carmel certifying the truth and correctness of the representations and warranties of Carmel contained in this Agreement, the performance of all covenants and agreements of Carmel and that the conditions described in sections 14.1(d) and (e) do not exist.

4.3.	The Company shall deliver to Carmel an officer’s certified extract of resolutions of the Board approving the issuance of the BYND Shares to Carmel as well as validly signed and executed share certificates representing the BYND Shares, which will bear a legend denoting the hold period in Canada to which the BYND Shares will be subject that will expire on the date that four months plus one day after the Closing Date.

4.4.	The Company shall deliver to Carmel an officer’s certified extract of resolutions of the Board appointing Carmel as a full member of the Company’s Board of Directors with full powers to attend and vote in any BOD meeting.

4.5.	The Company shall deliver to Carmel a certificate dated as of the Closing Date signed by an officer of director of the Company certifying the truth and correctness of the representations and warranties of the Company contained in this Agreement, the performance of all covenants and agreements of the Company, and that the conditions described in section 15.1(c) does not exist.

4.6.	The Company shall pay Carmel the amount provided for under Section 3.2 above, either by a signed and certified cashiers’ check or by a bank transfer to Carmel’s bank account.

5.	BYND Shares’ Registration

5.1.	As soon as practicable (and in any event within 30 calendar days of the date of this Agreement), the Company shall use commercially reasonable efforts to file a registration statement on Form S-3 (or Form S-1 if Form S-3 is unavailable) providing for the resale by Carmel of the BYND Shares (“Registration Statement”). The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective within 60 days following the issuance of the BYND Shares.

5.2.	Lock Up; Leak Out. For a period commencing on the date hereof and ending on 22.03.2023 or any other date according to any us, Canadian of Israeli law and restriction, (according to the latter) Carmel agrees that he shall not, directly, or indirectly, without the prior written consent of the Company, agree or offer to sell, sell short, grant an option to buy, dispose or otherwise transfer any BYND Shares. Notwithstanding the above, following the effectiveness of the Registration Statement (“Effectiveness”) and subject to compliance with applicable securities laws, Carmel will be entitled to sell the BYND Shares.

6.	Representations by Carmel

Carmel hereby represents and warrants to the Company, as follows:

6.1.	Carmel is of the full age of majority in his jurisdiction of residence and is legally competent to execute, deliver and be bound by the terms of this Agreement and to observe and perform his covenants and obligations hereunder. This Agreement has been duly executed and delivered by Carmel and constitutes a valid and binding obligation of Carmel enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally.

6.2.	Carmel was the sole and exclusive owner of the IP and of all rights pertaining thereto prior to transfer of the IP to ZCI;

6.3.	The IP and all rights pertaining thereto has been validly and irrevocably transferred, assigned and conveyed to ZCI, and as of the execution date hereof ZCI is the sole and exclusive owner thereof; no person holds any option or other right to acquire the IP or any interest therein.

6.4.	ZCI is a company duly incorporated, organized and in good standing under the laws of its jurisdiction of incorporation.

6.5.	ZCI has the corporate power to own the assets owned by it and to carry on its business in all jurisdictions in which it operates.

6.6.	No financial statements of ZCI have yet been done and it has no obligations of any kind

6.7.	Carmel is the sole director and officer of ZCI;

6.8.	ZCI is not indebted to Carmel or any associate of Carmel, and neither Carmel nor any associate of Carmel is indebted to ZCI;

6.9.	No dividend or other distribution on any shares in the capital of ZCI has been made, declared, or authorized and ZCI has neither purchased nor redeemed nor agreed to purchase or redeem any of the ZCI Shares.

6.10.	Since [insert date of most recent ZCI financial statements] (the “Financial Statements”), there has not been any material adverse change in the affairs, business, prospects, operations, or condition of ZCI, financial or otherwise, or any damage, loss or other material adverse change in circumstances affecting the affairs, business, prospects, operations or condition of ZCI, and ZCI has not waived or surrendered any right of material value.

6.11.	ZCI is the owner with good and marketable title, free and clear of all liens, claims, charges, encumbrances and any other rights of others, of all assets shown or reflected on the Financial Statements, except only such assets of ZCI as have been disposed of in the usual and ordinary course of business since the date of the Financial Statements, and of all assets acquired by ZCI since the date of the Financial Statements.

6.12.	All material transactions of ZCI have been promptly and properly recorded or filed in or with its books and records, and the corporate records books of ZCI contain records of all the meetings and proceedings of shareholders and directors of ZCI;

6.13.	All tax returns and reports of ZCI required by law to be filed before the date of this Agreement have been filed and are true, complete and correct; all taxes and other government charges required to be paid have been paid or accrued.

6.14.	Adequate provision has been made for taxes payable for each current period for which tax returns are not yet required to be filed, and there are no waivers or other arrangements providing for an extension of time for the filing of any tax return, or payment of any tax, government charge or deficiency, by ZCI;

6.15.	[Ask tax advisor whether there are any other representations that should be included.]

6.16.	ZCI maintains such insurance against loss or damage to its assets and with respect to public liability as is reasonably prudent for a company such as ZCI;

6.17.	The IP and all of the ZCI Shares are and shall remain, as of the Closing Date, free and clear of any encumbrances, liens, charges, security interests, or any other rights or claims of any third party and to the best of Carmel’s knowledge no other person or entity has or shall have any claim of ownership with respect thereto or any option or other right to acquire any of the ZCI Shares or to acquire any of the unissued shares or other securities of ZCI;

6.18.	The ZCI Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of ZCI, and the ZCI Shares constitute all of the issued and outstanding securities of ZCI;

6.19.	Carmel is acquiring the BYND Shares as principal and is not resident in Canada.

6.20.	The acquisition of the BYND Shares by Carmel is being made pursuant to exemptions under, and does not contravene any of the applicable, securities laws in the jurisdiction in which Carmel resides and does not give rise to any obligation of the Company to prepare and file a prospectus or similar document or to register the BYND Shares, or to file any report or notice, with any governmental or regulatory authority or to otherwise comply with any continuous disclosure obligations under the applicable securities legislation of the jurisdiction in which Carmel resides;

6.21.	There is no basis for and there is no action, suit, judgment, investigation or proceeding outstanding or pending or threatened against or affecting Carmel or ZCI;

6.22.	As of the date hereof, and as of each date in which he is issued the Shares referred to in Section 3.1, as follows:

a.	that Carmel is “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”) and is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the U.S. Securities Act of 1933, as amended (the “Securities Act”);

b.	that Carmel meets the conditions in order to be deemed as one of the investors who are specified in Section 15A(b) of the Israeli Securities Law, 5728-1968;

c.	Carmel understands that the Shares have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act that depends, in part, upon Carmel’s investment intention. In this connection, Carmel hereby represents that he is purchasing the Shares for her own account for investment and not with a view toward the resale or distribution to other.

d.	in case Carmel is not a U.S. Person, that he (i) acknowledges that the Shares shall be considered “restricted securities” within the meaning of the SEC’s Rule 144 and the certificate(s) representing or evidencing the Shares will contain a customary restrictive legend restricting the offer, sale or transfer of the Shares except in accordance with the provisions of Regulation S under the Securities Act (“Regulation S”)pursuant to registration under the Securities Act and as permitted thereunder, or pursuant to an available exemption from registration, (ii) agrees that all offers and sales by her of the Shares shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to the registration requirements of, the Securities Act, (iii) represents that the offer to purchase the Shares was made to her outside of the U.S., and he was, at the time of the offer and will be, at the time of the sale and is now, outside the U.S., (iv) has not engaged in or directed any unsolicited offers to purchase Shares in the U.S., (v) is neither a U.S. Person nor a Distributor (as such terms are defined in Rule 902(k) and 902(d), respectively, of Regulation S), (vi) is purchasing the Shares for her own account and not for the account or benefit of any U.S. Person, (vii) will be the sole beneficial owner of the Shares upon issuance and has not pre-arranged any sale with a any other stockholder of the Company in the U.S., and (ix) is familiar with and understands the terms and conditions and requirements contained in Regulation S, specifically, without limitation, he understands that the statutory basis for the exemption claimed for the sale of the Shares would not be present if the sale, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act.

e.	at the date hereof, Carmel does not own any shares of Common Stock of the Company.

f.	Carmel acknowledges that he has had the opportunity to review and the Company’s filings with the Commission and has been afforded, (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Company (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

g.	Notwithstanding anything contained herein, any tax consequences arising from the issuance of the Shares, from the payment for Shares covered thereby or from any other event or act in connection with the transactions contemplated hereunder, shall be borne solely by Carmel.

7.	Representations By the Company

The Company hereby represents and warrants to the Carmel, as follows:

7.1.	Organization; Standing and Power. The Company is a corporation duly organized and validly existing and in good standing, as applicable, under the laws of its jurisdiction of incorporation or organization. The Company’s shares are publicly traded on the Canadian Securities Exchange and on NASDAQ.

7.2.	Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transaction. The execution and delivery by the Company of this Agreement and the performance of the Company’s obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and, subject to the foregoing, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally.

7.3.	Consents and Approvals; No Violations. The execution and delivery of this Agreement or any other agreement or document contemplated by this Agreement do not, and the consummation of the Transactions will not, conflict with or result in any Violation pursuant to (a) any provision of the Notice of Articles of the Company, or (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Company. No Consent is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transaction or as required by any securities laws and/or exchange rules applicable to The Company.

7.4.	Receipt of Information. The Company hereby warrants and represents that (i) it has conducted a thorough DD examination of ZCI and of the IP and (ii) it was furnished by Carmel with information regarding ZCI and the IP in response to requests made by the Company. Carmel will cause ZCI to permit the Company and its auditors, attorneys and other authorized persons to make such investigation of the assets of ZCI and of its financial and legal condition as the Company deems necessary or advisable to familiarize itself with such assets and other matters and to have full access to ZCI’s business premises and to all records, documents and other information related to ZCI and its business, including all working papers (internal and external) and details of accounts and inventories prepared, obtained or used in connection with the preparation of the Financial Statements;

7.5.	Financial Resources. The Company hereby warrants and represents that it has sufficient financial resources and means to (i) complete the registration of the patent application pertaining to the IP in Israel as well as sufficient financial resources to prepare, file and facilitate patent applications for the IP world-wide and (ii) to manufacture produce, market and distribute products and devices based on and developed from the IP.

7.6.	In order to induce Carmel to enter into this Agreement and consummate the transaction contemplated hereby, the Company hereby represents and warrants to Carmel to act thoroughly and diligently in connection with the technological and business development of the IP in order to produce a full and complete product and to develop and apply a comprehensive business plan for the marketing and sales worldwide while investing all the resources required for this purpose, including but not limited to raising funds from the public and / or from a financial institutions, all in order to complete the development of the product and bring it to fruition and significant sales volumes. This condition is a material condition for entering into this agreement and the company undertakes to do everything in its power to realize it.

8.	Interim Management

8.1	From the date of this Agreement to the Closing Date, Carmel will cause ZCI to:

(a)	carry on the business of ZCI in the ordinary course, in a prudent, businesslike and efficient manner.

(b)	maintain insurance on the assets of the Company as they are insured on the date of this Agreement.

(c)	use all reasonable efforts to preserve and maintain the goodwill of the Business; and

(d)	do all necessary repairs and maintenance to the assets of the Company and take reasonable care to protect and safeguard those assets.

8.2	From the date of this Agreement to the Closing Date, Carmel will not permit ZCI, without the prior consent in writing of the Company, to:

(a)	sell, consume, or otherwise dispose of any of its assets, or purchase new assets, except in the ordinary course of business.

(b)	enter any contract or assume or incur any liability except in the ordinary course of business and which is not material.

(c)	settle any account receivable of a material nature at less than face value net of the reserve for that account.

(d)	waive or surrender any material right.

(e)	discharge, satisfy or pay any mortgage, pledge, deed of trust, lien, claim, encumbrance, charge, obligation or liability except in the ordinary course of business.

(f)	make any capital expenditure or commitment for any capital expenditure.

(g)	declare dividends.

(h)	increase the wages or remuneration payable to any person, other than in the ordinary course of business.

(i)	replace or alter its constating documents; or

(j)	declare any bonuses payable to any person, other than in the ordinary course of business.

9.	Survival of Carmel’s Representations

The representations, warranties, covenants, and agreements of Carmel contained in this Agreement and in any document or certificate given under this Agreement will survive the Closing and remain in full force and effect notwithstanding any waiver by the Company.

10.	Indemnification by Carmel

Carmel covenants and agrees to indemnify and save harmless the Company from and against any and all direct, losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys’ fees) of every nature whatsoever actually sustained and incurred by the Company arising out of or in connection with any breach of representation, warranty, covenant or agreement of Carmel contained in this Agreement or any document or other certificate delivered under this Agreement, or any claim or action made by any third party regarding Carmel’s prior ownership of the IP and the transfer and assignment thereof to ZCI.

11.	Survival of the Company’s Representations

The representations, warranties, covenants, and agreements of the Company contained in this Agreement and in any document or certificate given under this Agreement will survive the Closing and remain in full force and effect notwithstanding any waiver by Carmel.

12.	Indemnification by the Company

The Company covenants and agrees to indemnify and save harmless Carmel from and against any and all direct, losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys’ fees) of every nature whatsoever actually sustained and incurred by Carmel arising out of or in connection with any breach of representation, warranty, covenant or agreement of the Company contained in this Agreement or any document or other certificate delivered under this Agreement.

13.	Company’s Conditions of Closing

14.1	The obligations of the Company under this Agreement are subject to the following conditions for the exclusive benefit of the Company being fulfilled at the Closing or waived by the Company at or before the Closing or agreed by Carmel and the Company to be indemnified for by Carmel:

(a)	the completion of due diligence to the Company’s satisfaction, acting reasonably.

(b)	the representations and warranties of Carmel contained in this Agreement will be true and correct on and as of the Closing Date.

(c)	Carmel will have complied with all terms, covenants and agreements in this Agreement agreed to be performed or caused to be performed by him on or before the Closing Date.

(d)	no material loss or destruction of or damage to any of the assets of ZCI will have occurred between the date of this Agreement and the Closing.

(e)	no action or proceeding against ZCI or Carmel will be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

(i)	the purchase and sale of the ZCI Shares or the right of the Company to own the ZCI Shares; or

(ii)	the right of ZCI to conduct its operations and carry on its business in the ordinary course as the business have been carried on in the past.

(f)	Carmel will have delivered to the Company the signed closing certificate described in section 4.2;

(g)	each of the directors and officers of ZCI will have delivered to the Company a signed resignation acceptable to the Company; and

(h)	all necessary steps and proceedings will have been taken to register the ZCI Shares in the name of the Company.

14.2	If any of the conditions in section 14.1 are not fulfilled or waived or indemnified for as contemplated in section 14.1, the Company on the Closing Date may rescind this Agreement by notice in writing to Carmel. In such event, the Company shall be released from all obligations under this Agreement, and Carmel will also be released unless Carmel was reasonably capable of causing such condition or conditions to be fulfilled or Carmel have breached any of his representations, warranties, covenants, or agreements in this Agreement.

14.3	The conditions in section 14.1 may be waived in whole or in part by the Company without prejudice to any right of rescission or any other right in the event of the non-fulfilment of any other condition or conditions. A waiver will be binding only if it is in writing.

14.	Carmel’s Conditions of Closing

15.1	The obligations of the Company under this Agreement are subject to the following conditions for the exclusive benefit of the Company being fulfilled at the Closing or waived by the Company at or before the Closing or agreed by Carmel and the Company to be indemnified for by Carmel:

(a)	the representations and warranties of the Company contained in the Agreement will be true and correct on and as of the Closing Date.

(b)	the Company will have complied with all terms, covenants and agreements in this Agreement agreed to be performed or caused to be performed by it on or before the Closing Date.

(c)	no action or proceeding against the Company will be pending or threatened by any person, company, firm, governmental authority, regulatory body, or agency to enjoin or prohibit the purchase and sale of the ZCI Shares or the right of the Company to own the ZCI Shares; and

(d)	the Company will have delivered to Carmel the signed closing certificate described in section 4.4.

15.2	If any of the conditions in section 15.1 are not fulfilled or waived or indemnified for as contemplated in section 15.1, Carmel on the Closing Date may rescind this Agreement by notice in writing to the Company. In such event, Carmel shall be released from all obligations under this Agreement, and the Company will also be released unless the Company was reasonably capable of causing such condition or conditions to be fulfilled or the Company has breached any of its representations, warranties, covenants, or agreements in this Agreement.

15.3	The conditions in section 15.1 may be waived in whole or in part by Carmel without prejudice to any right of rescission or any other right in the event of non-fulfillment of any other condition or conditions. A waiver will be binding only if it is in writing.

15.	Miscellaneous

15.1.	Inconsistency and Non-Duplication. In the event of any inconsistency or conflict between this Agreement and any previous understandings, the terms, provisions and conditions contained in this Agreement shall govern and control, and nothing in this Agreement shall result in a duplication of payments or benefits.

15.2.	Parties in Interest; Assignment. This Agreement is binding upon and is solely for the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign this Agreement or any portion thereof without the written consent of the other Party.

15.3.	Governing Law; Jurisdiction. This Agreement is governed by and is to be construed in accordance with the laws of the State of Israel without reference to its conflicts of law rules, and the competent courts in the Tel Aviv-Jaffa district shall have exclusive jurisdiction to discuss this Agreement and any matter relating to or deriving from this Agreement.

15.4.	Notices. All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by a reputable, internationally recognized overnight courier service which obtains a receipt to evidence delivery, or by facsimile transmission (provided that written confirmation of receipt is provided) with a copy by mail, addressed as set forth below:

If to Carmel:	Belinson 9 Tel Aviv mailto: cpazigdon@gmail.com

If to the Company:	2264E 11th Ave, Vancouver, BC V5N 1Z6 Gkabazo@gmail.com

or such other address as any Party may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by facsimile transmission shall be deemed given on the business day following transmission with confirmed answer back, and all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given five (5) business days after posting.

15.5.	Commissions, Legal Fees. Each of the Parties will bear the commissions, fees and disbursements of the respective lawyers, accountants and consultants engaged by them respectively in connection with this Agreement and will not cause or permit any such fees or disbursements to be charged to the Company before the Closing Date.

15.6.	Delays or Omissions; Waiver. The rights of a Party may be waived by such Party only in writing and no failure or delay in exercising on the part of any of the parties any right, power or privilege hereunder shall operate as a waiver thereof.

15.7.	Amendment. This Agreement may be amended or modified only by a written document signed by both Parties.

15.8.	Entire Agreement. This Agreement (together with the recitals, schedules and exhibits hereto) contains the entire understanding of the Parties with respect to its subject matter and all prior negotiations, discussions, agreements, commitments, and understandings between them with respect thereto shall be null and void in their entirety, effective immediately with no further action required.

15.9.	Further Assurances. Each of the Parties will execute and deliver such further documents and instruments and do such acts and things as may, before or after the Closing Date, be reasonably required by the other Party to carry out the intent and meaning of this Agreement.

15.10.	Severability. If any provision of the Agreement is determined by a court of competent jurisdiction to be invalid, then such provision shall be deemed to have been severed from this Agreement and shall have no effect on the remaining provisions of this Agreement. Furthermore, the Parties agree to replace any invalid provision with a new, valid provision having, as far as possible, the same intent as the provision replaced.

15.11.	Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument. A signed Agreement received by a Party via PDF, facsimile will be deemed an original, and binding upon the Party who signed it.

IN WITNESS THEREOF, this Agreement has been duly executed on the date set forth above:

By:	/s/	/s/
Name:	Yftah Ben Yaackov	Carmel Zigdon
Title:	CEO
BYND Cannasoft Enterprises Inc.